Exhibit 99.1

Greatbatch, Inc. Reports First Quarter 2008 Results

CLARENCE, N.Y.--(BUSINESS WIRE)--Greatbatch, Inc. (the “Company”) (NYSE: GB) today reported its results for the first quarter ended March 28, 2008.

Business Highlights

  Recorded sales of $122.2 million, including acquisitions, for the first quarter of 2008; an increase of 59% compared to $76.9 million in 2007.
  Electrochem manufacturing facility and the expansion of the Research and Development Center are on schedule for completion in the second half of 2008.
  Successful entry into the key Orthopedics market with acquisitions of Precimed and the DePuy Chaumont Orthopaedics manufacturing facility.
  Excluding charges related to other operating expenses and purchase price adjustments; earnings per share were $0.16. (See Table C for US GAAP reconciliation).

Thomas J. Hook, President & Chief Executive Officer, stated: “Twelve months ago we initiated our gap fill acquisition strategy into higher growth markets. We successfully completed seven acquisitions that diversified Greatbatch’s revenue base and significantly expanded our product offerings to customers. First quarter sales of $122 million, with CRM market concentration below 50%, is clear evidence of accomplishing one of the prime objectives of our long-term strategy.

“We are focused on steadily improving operating profitability across Greatbatch to drive value for our shareholders. This is a straight forward process of consolidation, integration and optimization that we have successfully implemented within Greatbatch over the last three years. We will leverage this experience together with the expertise from the acquired companies to drive core operating profitability improvement in the combined businesses. We have organized our improvement plans into a series of major initiatives and we are aggressively pursuing them. I am pleased the acquisitions have generated more opportunities than originally contemplated and we are confident in our ability to deliver the projected financial performance for 2008.”

1st Quarter Sales Summary

The following table summarizes the Company’s sales by major product line for the first quarters of 2008 and 2007 (in thousands):

Product Lines	2008	2007	%
	1st Qtr.	1st Qtr.	Change
Implantable Medical Components (“IMC”):
ICD Batteries	$10,023	$11,651	-14%
Pacemaker & Other Batteries	5,598	5,845	-4%
ICD Capacitors	6,498	8,514	-24%
Feedthroughs	16,312	18,393	-11%
Introducers, Catheters and Leads	16,522	-	N/A
Orthopedic	27,786	-	N/A
Enclosures	5,128	5,706	-10%
Other Medical	14,650	15,087	-3%
Total Implantable Medical Components	102,517	65,196	57%
Electrochem	19,637	11,664	68%
Total Sales	$122,154	$76,860	59%

1st Quarter Profit & Loss Summary

The following table summarizes selected information derived from the condensed consolidated statements of operations for the first quarters of 2008 and 2007 (in thousands):

	2008	2007	%
	1st Qtr.	1st Qtr.	Change
Cost of Sales	$95,455	$48,236	98%
Cost of Sales as % of Sales	78.1%	62.8%

SG&A Expenses	$18,347	$10,033	83%
SG&A Expenses as % of Sales	15.0%	13.1%

RD&E Expenses, net	$9,224	$6,452	43%
RD&E Expenses, net as % of Sales	7.6%	8.4%

Operating Income (Loss)	$(4,140)	$10,606	N/A
Operating Margin	(3.4)%	13.8%

Effective Tax Rate	41.0%	32.5%

Sales excluding the acquisitions for the first quarter of 2008 decreased by approximately 8% primarily due to lower sales of capacitor and coated components. Capacitors sales for the first quarter of 2007 included a high level of demand due to a customer supply issue and coated component sales for 2008 reflect the impact of lower demand due to a customer recall issue not relating to Greatbatch products.

The first quarter 2008 results include one-time charges for inventory step-up amortization of $6.4 million included in cost of goods sold and write-off of in process research and development of $2.2 million related to the purchase accounting for recent acquisitions that were excluded from our guidance.

The cost of sales percentage increased from the prior year primarily due to the increased manufacturing costs at our newly acquired companies.

Approximately $7.0 million of the increase in SG&A expenses was related to the acquisitions completed in 2007 and 2008, which includes $1.0 million in additional amortization of intangibles as a result of purchase accounting.

Net RD&E expenses were in line with our expectations and decreased as a percentage of sales.

The other operating expense in the first quarter consists of:
-- Columbia closure/relocations	$ 0.2 million
-- Electrochem expansion	$ 0.1 million
-- Integration and severance	$ 0.7 million
-- Acquired in process research and development	$ 2.2 million

As a result of $2.2 million of the acquired in-process research and development write-off not being deductible for tax purposes and expiration of the Research and Development tax credit, the effective tax rate for 2008 is expected to be 39%.

Table A: Operating Income Reconciliation (in thousands):

	2008	2007
	1st Qtr.	1st Qtr.
Operating income (loss) as reported:	$(4,140)	$10,606
In-process research and development	2,240	-
Acquisition charges(Inventory step-up)	6,422	-
Sub-total	4,522	10,606
Adjustments:
Carson City facility closure/relocation	-	386
Columbia facility closure/relocation	224	1,303
Electrochem building expansion	106	137
Acquisition integration	660	-
Asset dispositions & other	38	(293)
Operating Income – adjusted	$5,550	$12,139
Operating margin – adjusted	4.5%	15.8%
Table B: Net Income Reconciliation (in thousands):

	2008	2007
	1st Qtr.	1st Qtr.
Net income (loss) as reported:	$(3,374)	$10,669
In-process research and development	2,240	-
Gain on extinguishment of debt	-	(2,907)
Acquisition charges	4,110	-
Sub-total	2,976	7,762
Adjustments:
Carson City facility closure/relocation	-	251
Columbia facility closure/relocation	143	847
Electrochem building expansion	68	89
Acquisition Integration	422	-
Asset disposition & other	24	(190)
Net income adjusted	$3,633	$8,759

Table C: GAAP EPS Reconciliation:

	2008	2007
	1st Qtr.	1st Qtr.
EPS as reported:	$(0.15)	$0.43
In-process research and development	0.10	-
Gain on extinguishment of debt	-	(0.11)
Acquisition charges	0.18	-
Sub-total	0.13	0.32
Adjustments:
Carson City facility closure/relocation	-	0.01
Columbia facility closure/relocation	0.01	0.03
Electrochem building expansion	-	0.01
Acquisition Integration	0.02	-
Asset dispositions & other	-	(0.01)
Adjusted EPS	$0.16	$0.36

Shares Outstanding (000's)	22,500	26,500

The adjustments to the 2008 net income and EPS calculations have been made based on the full year after-tax impact assuming an effective tax rate of 36.0%, except for the IPR&D write-off. EPS for 2008 includes $0.05 related to a forward contract exchange gain.

Conference Call

The Company will host a conference call on Wednesday, May 7, 2008 at 8:30 a.m. E.T. to discuss these results. The scheduled conference call will be webcast live and is accessible through the Company’s website at www.greatbatch.com. An audio replay will also be available beginning from 10:30 a.m. E.T. on May 7, 2008 until May 14, 2008. To access the replay, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter the passcode 48200830.

Forward-Looking Statements

Some of the statements in this press release and other written and oral statements made from time to time by the Company and its representatives are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of these terms or other comparable terminology. These statements are based on the Company’s current expectations. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the Company: dependence upon a limited number of customers; customer ordering patterns; product obsolescence; inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; inability to successfully consummate and integrate acquisitions including the recent Precimed and DePuy Chaumont acquisitions and to realize synergies and to operate these acquired businesses in accordance with expectations; unsuccessful expansion into new markets including our expansion into the orthopedics market resulting from the Precimed acquisition; competition; inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; global economic factors including currency exchange rates and interest rates; and other risks and uncertainties described in the Company’s Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) is a leading developer and manufacturer of critical products used in medical devices for the cardiac rhythm management, neurostimulation, vascular, orthopedic and interventional radiology markets. Additionally, Electrochem, a subsidiary of Greatbatch, is a world leader in the design and manufacture of technology solutions for some of the world’s most demanding and extreme applications. Additional information about the Company is available at www.greatbatch.com.

GREATBATCH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - Unaudited
(In thousands except per share amounts)

	Three months ended
	March 28,	March 30,
	2008	2007

Sales	$122,154	$76,860
Cost and expenses:
Cost of sales - excluding amortization of intangible assets	93,745	47,288
Cost of sales - amortization of intangible assets	1,710	948
Selling, general and administrative expenses	18,347	10,033
Research, development and engineering costs, net	9,224	6,452
Acquired in-process research and development	2,240	-
Other operating expense, net	1,028	1,533
Operating income (loss)	(4,140)	10,606
Interest expense	3,431	1,144
Interest income	(396)	(1,856)
Gain on extinguishment of debt	-	(4,473)
Other income, net	(1,457)	(16)
Income (loss) before provision for income taxes	(5,718)	15,807
Provision (benefit) for income taxes	(2,344)	5,138
Net income (loss)	$(3,374)	$10,669

Earnings (loss) per share:
Basic	$(0.15)	$0.48
Diluted	$(0.15)	$0.43

Weighted average shares outstanding:
Basic	22,500	22,000
Diluted	22,500	26,500

GREATBATCH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(In thousands)

ASSETS	March 28, 2008	December 28, 2007
Current assets:
Cash and cash equivalents	$14,307	$33,473
Short-term investments available for sale	6,455	7,017
Accounts receivable, net	79,499	56,962
Inventories, net	93,960	71,882
Refundable income taxes	4,249	377
Deferred income taxes	6,715	6,469
Prepaid expenses and other current assets	3,654	5,044
Total current assets	208,839	181,224

Property, plant, and equipment, net	158,321	114,946
Intangible assets, net	99,505	71,268
Trademarks and trade names	34,863	32,582
Goodwill	298,816	248,540
Other assets	14,242	15,291
Total assets	$814,586	$663,851

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,794	$33,433
Accrued expenses and other current liabilities	33,121	30,975
Current portion of long-term debt	2,101	-
Total current liabilities	76,016	64,408

Convertible subordinated notes	358,571	241,198
Deferred income taxes	42,593	35,346
Other long-term liabilities	5,155	228
Total liabilities	482,335	341,180

Stockholders' equity:
Preferred stock	-	-
Common stock	23	22
Additional paid-in capital	244,604	238,574
Treasury stock	-	(140)
Retained earnings	80,841	84,215
Accumulated other comprehensive income	6,783	-
Total stockholders’ equity	322,251	322,671
Total liabilities and stockholders' equity	$814,586	$663,851

CONTACT:
Greatbatch, Inc.
Marco Benedetti, 716-759-5856
Corporate Controller
mbenedetti@greatbatch.com